EXHIBIT 99.1
News Release

For Immediate Release May 1, 2007	Contact: Steven E. Wilson Chief Financial Officer (304) 424-8704
United Bankshares, Inc. Announces
Increased Earnings Per Share for the First Quarter of 2007
     WASHINGTON, DC and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported diluted earnings per share of 59¢ for the first quarter of 2007, which represented a 2% increase from diluted earnings per share of 58¢ for first quarter of 2006. United generated net income of $24.4 million for the first quarter of 2007 as compared to $24.6 million earned in the first quarter of 2006.
     First quarter of 2007 results produced an annualized return on average assets of 1.51% and an annualized return on average equity of 15.44%, as compared to 1.49% and 15.51%, respectively, for the first quarter of 2006. United’s returns compare favorably to its most recently reported peer group banking companies’ average return on assets of 1.09% and average return on equity of 10.77%.
     United’s tax-equivalent net interest income for the first quarter of 2007 was $56.7 million, a decrease of $2.1 million or 4% from the first quarter of 2006. The average yield on earning assets increased 48 basis points from the first quarter of 2006; however, the average cost of funds increased 62 basis points due to higher interest rates and competitive deposit pricing. Average earning assets decreased $113.4 million or 2% from the first quarter of 2006 as average loan growth of $106.0 million or 2% was more than offset by a decline in average investment securities of $214.3 million or 14%. The net interest margin for the first quarter of 2007 was 3.79%, a 7 basis point decrease from the first quarter 2006 net interest margin of 3.86%.
     On a linked-quarter basis, United’s tax-equivalent net interest income for the first quarter of 2007 declined $1.4 million or 2% from the fourth quarter of 2006 due to two fewer days in the quarter and an 8 basis points increase in the first quarter average cost of funds. The first quarter average yield on earning assets increased one basis point which was not enough to offset the increase in the average cost of funds. Average earning assets were relatively flat for the quarter, declining $14.2 million or less than 1%. The net interest margin of 3.79% for the first quarter of 2007 was a decrease of 6 basis points from the net interest margin of 3.85% for the fourth quarter of 2006.
     Noninterest income for the first quarter of 2007 was $14.9 million, which was an increase of $1.3 million or 9% from the first quarter of 2006. The rise in noninterest income from the previous year’s first quarter was primarily due to an increase of $526 thousand or 17% in fees from trust and brokerage services. In addition, income from bank-owned life insurance increased $416 thousand due to an increase in the cash surrender value, and fees from deposit services grew $187 thousand mainly as a result of United’s High Performance Checking program. Other income increased $235 thousand for the first quarter of 2007 due mainly to an increase in income of $256 thousand from the outsourcing of official checks processing.

United Bankshares, Inc. Announces...
May 1, 2007
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     On a linked-quarter basis, noninterest income for the first quarter of 2007 increased $184 thousand or 1% from the fourth quarter of 2006. This increase was primarily due to growth in income from trust and brokerage services of $455 thousand or 15%. Income from bank-owned life insurance increased $322 thousand due to an increase in the cash surrender value. Partially offsetting these increases was a decrease of $324 thousand in fees from deposit services due to seasonality and a decline of $526 thousand in residual income from prior third party asset securitizations.
     Noninterest expense for the first quarter of 2007 was $31.5 million, a decrease of $693 thousand or 2% from the first quarter of 2006 as salaries and benefits expense declined $353 thousand or 2% from last year’s first quarter due primarily to a decrease in pension expense. During the third quarter of 2006, United made a significant contribution to its pension plan as allowed by the Pension Protection Act of 2006. This large contribution will result in decreased pension expense for United in the year 2007 as compared to 2006. Pension expense for the first quarter of 2007 decreased $671 thousand from the first quarter of 2006. In addition, marketing and related costs of United’s High Performance Checking program declined $538 thousand in the first quarter of 2007 from the first quarter of 2006.
     On a linked-quarter basis, noninterest expense decreased $1.1 million or 3%. Salaries and benefits expense declined $797 thousand or 5% due mainly to a decrease in pension expense of $902 thousand related to the previously mentioned contribution in 2006. Marketing and related costs of United’s High Performance Checking program declined $170 thousand from the fourth quarter of 2006. Several other general operating expenses declined as well, none of which was individually significant.
     United’s credit quality continues to be sound. At March 31, 2007, nonperforming loans were $11.5 million or 0.24% of loans, net of unearned income as compared to nonperforming loans of $14.2 million or 0.30% of loans, net of unearned income at December 31, 2006. Net charge-offs were $336 thousand for the first quarter of 2007 as compared to $156 thousand for the first quarter of 2006. For the quarters ended March 31, 2007 and 2006, the provision for credit losses was $350 thousand and $250 thousand, respectively. As of March 31, 2007, the allowances for loan losses and lending-related commitments totaled $52.4 million or 1.11% of loans, net of unearned income, as compared to $52.4 million or 1.09% of loans, net of unearned income at December 31, 2006.
     During the first quarter, United’s Board of Directors declared a cash dividend of 28¢ per share. The 2007 annualized first quarter dividend of 28¢ per share equals $1.12, which would represent the 34th consecutive year of dividend increases for United shareholders.
     Moody’s Investors Services upgraded their ratings of United’s two banking subsidiaries, United Bank, West Virginia and United Bank, Virginia during the first quarter of 2007. For both institutions, Moody’s upgraded the long-term deposit rating to A2 and the short-term deposit rating to Prime-1, one level increases from previous ratings of A3 and Prime-2, respectively. Moody’s also increased the financial strength rating of both institutions to C+ from a previous rating of C, also a one level increase.

United Bankshares, Inc. Announces...
May 1, 2007
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     United Bankshares, with $6.6 billion in assets, presently has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31	March 31	December 31
	2007	2006	2006
EARNINGS SUMMARY:
Interest income, taxable equivalent	$104,633	$99,311	$106,249
Interest expense	47,960	40,560	48,143
Net interest income, taxable equivalent	56,673	58,751	58,106
Taxable equivalent adjustment	4,011	3,730	4,043
Net interest income	52,662	55,021	54,063
Provision for credit losses	350	250	268
Noninterest income	14,916	13,662	14,732
Noninterest expenses	31,495	32,188	32,608
Income taxes	11,326	11,635	10,904
Net income	$24,407	$24,610	$25,015

PER COMMON SHARE:
Net income:
Basic	$0.60	$0.59	$0.61
Diluted	0.59	0.58	0.60
Cash dividends	0.28	0.27	0.28
Book value	15.65	15.26	15.44
Closing market price	$35.03	$38.27	$38.65
Common shares outstanding:
Actual at period end, net of treasury shares	40,823,168	41,848,564	41,058,901
Weighted average- basic	40,946,236	41,923,726	41,156,578
Weighted average- diluted	41,272,213	42,379,242	41,557,831

FINANCIAL RATIOS:
Return on average assets	1.51%	1.49%	1.51%
Return on average shareholders’ equity	15.44%	15.51%	15.44%
Average equity to average assets	9.77%	9.63%	9.77%
Net interest margin	3.79%	3.86%	3.85%

	March 31	March 31	December 31
	2007	2006	2006
PERIOD END BALANCES:
Assets	$6,571,761	$6,706,832	$6,717,598
Earning assets	5,997,305	6,133,062	6,082,080
Loans, net of unearned income	4,716,297	4,693,329	4,806,747
Loans held for sale	2,231	1,773	2,041
Investment securities	1,258,984	1,453,394	1,275,470
Total deposits	4,741,572	4,703,268	4,828,192
Shareholders’ equity	638,749	638,607	634,092